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                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment is made this 27th day of April, 2000 ("Effective Date") to an Employment Agreement by and between The Bon-Ton Stores, Inc., a Pennsylvania Corporation (the "Company") and Heywood Wilansky (the "Executive").

         WHEREAS, the Company and the Executive entered into an Employment Agreement ("Employment Agreement") dated February 27, 1998; and

         WHEREAS, paragraph 7(b) of the Employment Agreement provides for tax loans to the Executive which he is required to repay to the Company on the terms stated therein; and

         WHEREAS, the Company desires to offer the Executive the opportunity by achieving certain performance objectives to reduce or eliminate Executive's repayment obligation without having to sell shares in the Company;

         NOW THEREFORE, in consideration of the provisions contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1. Executive agrees that at all times between the Effective Date of this Amendment and February 1, 2003, he shall own at least the total number of the shares of the Company's stock granted to him pursuant to paragraph 3(e) of his Employment Agreement dated August 18, 1995 and the shares of the Company stock granted to him pursuant to paragraph 3(c) of the Employment Agreement. Notwithstanding the foregoing, the number of shares which Executive shall be required to own on February 1, 2003 shall be reduced by 83,333 in the event of the Company's share price reaches $14 per share between the Effective Date and February 1, 2003, and by an additional 83,333 shares at such time as the share price reaches $15, $16, $17 and $18 per share respectively. In the event Executive sells any shares, he shall be required to repay the interest and principal
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         attributable to the tax loan relating to such shares as required by paragraph 7(b) of the Employment Agreement.

2. Paragraph 7(b) of the Employment Agreement is amended, and Executive shall not be obligated to pay to the Company annually, the interest which has accumulated or which will accumulate in connection with all tax loans. Interest on the loans will continue to accrue at the rate set forth in the Employment Agreement. The Executive's obligation to pay such interest shall be deferred until the earliest of (a) the termination of the Executive's employment for any reason (b) sale of the shares as permitted by paragraph 1 above, or (c) February 1, 2003. On February 1, 2003, provided that the Executive is still in the employ of the Company and has not breached the Employment Agreement in any material respect and further provided that the net after tax income of the Company in its fiscal year ending on or about February 1, 2001 is at least $3,000,000, the interest payment otherwise then due to the Company from Executive shall be forgiven and Executive shall have no obligation to repay the interest. The Company will also, no later than April 1, 2003, make a cash payment to Executive to compensate him for any tax liability attributable to the Company's forgiveness of Executive's obligation to repay the interest on the tax loans, subject only to the "cap" contained in paragraph 5 below.

3. In the event that the Company's net after tax income for its fiscal years ending on or about February 1, 2001, February 1, 2002, and February 1, 2003 meet or exceed the targets established by the Compensation Committee as set forth in Exhibit A in every year, the Executive's obligation to repay the principal of all tax loans made pursuant to paragraph 7(b) of the Employment Agreement shall be forgiven effective February 1, 2003. The Company will also no later than April 1, 2003 make a cash payment as a performance


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         bonus equal to the tax liability attributable to the Company's forgiveness of the loans, provided that the stock of the Company has not at any time between the Effective Date of this Amendment and February 1, 2003 reached $14 per share in value, and subject to the "cap" set forth in paragraph 5 below. In the event that the Executive's employment terminates for any reason prior to February 1, 2003, the loan principal shall be immediately repayable.

         Should the company fail to meet or exceed each of the targets in the fiscal years ending February 1, 2001 and/or February 1, 2002 set forth in Exhibit A by less than 5%, Executive may earn forgiveness of the loan principal and his performance bonus for the tax liability provided that the Company's net after tax earnings in its fiscal year ending on or about February 1, 2003 exceed the target for that year by the amount of the cumulative shortfall in the earlier two fiscal years. Additionally, in the event of a significant acquisition or disposition of assets or an extraordinary one time gain or charge affecting the Company's earnings goals, the above targets will be adjusted by the Compensation Committee to reflect the effect of the acquisition, disposition or extraordinary one time gain or charge.

4. Twenty percent (20%) of the principal otherwise to be forgiven based upon the Company's satisfaction of the earnings targets set forth in paragraphs 3(a), (b) and (c) above shall nevertheless be due and owing by Executive to the Company on February 1, 2003 should the share price of the Company reach $14 per share at any time between the Effective Date of this Amendment and February 1, 2003. The amount of principal otherwise repayable to the Company shall increase to 40% in the event that the Company's share price between the Effective Date and February 1, 2003 reaches $15 per share, 60% in the event the share price reach $16 per share at any time between the


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         Effective Date and February 1, 2003, 80% in the event the share price reach $17 per share at any time between the Effective Date and February 1, 2003, and 100% in the event the share price reaches $18 per share at any time between the Effective Date and February 1, 2003. The percentage of the Executive's obligation to repay the loan which is preserved by this paragraph 4 shall be computed prior to application of the payment cap set forth in paragraph 5 below.

5. The sum of (a) all interest to be forgiven pursuant to paragraph 2 above, (b) all principal to be forgiven pursuant to paragraph 3 above, and (c) all payments made to Executive pursuant to paragraphs 2 and 3 above to compensate him for the tax liability attributable to forgiveness of the interest and principal shall be subject to a total overall cap of $4 million. In the event that the sum exceeds $4 million, the Executive shall be required to repay such amount of principal as the Company may determine is required in order to avoid the payment cap of $4 million from being exceeded.

6. In measuring Executive's achievement of the net income targets set forth in paragraphs 2 and Exhibit A, the Company will disregard the effect on the Company's income of accounting charges attributable solely to this Amendment.

7. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one in the same instrument.

8. This Amendment and the performance objectives set forth in paragraph 3 hereof shall be subject to approval by the Compensation Committee and the shareholders of the Company.



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         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania this Amendment as of the date first above written.

                                       THE BON-TON STORES, INC.

                                       By:  /s/ M. Thomas Grumbacher
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                                             M. Thomas Grumbacher, Chairman



                                         /s/ Heywood Wilansky
                                       ----------------------------------------
                                          Heywood Wilansky



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